Exhibit 10.18

EQUIPMENT LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”), entered into effective as of December 12, 2024 (the “Effective Date”), is by and between ATFP CLOUD SPV IV, LP, a Georgia limited partnership (“Lessor”), with an address for notice hereunder at 3600 Dallas Highway, Suite 230- 350, Marietta, Georgia 30064, and TCM CLOUD 1, LLC, a Georgia limited liability company (“Lessee”), having an address for notice hereunder at 185 Faro Court, Unit 2, Shepherdsville, Kentucky 40165 (and, additionally, the Guarantor, as hereinafter defined and provided).

1.          LEASE AGREEMENT. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor all of the chattel property (the “Equipment”) described in one or more schedules attached hereto from time to time (collectively, the “Schedules”), which shall be sequentially numbered and, when attached hereto, shall be considered incorporated herein by this reference thereto. Each such Schedule must be made in writing and executed by both Lessor and Lessee, and each may be mutually updated and/or supplemented in writing from time to time upon execution by Lessor and Lessee. Whenever reference is made herein to the “Lease,” such reference shall be deemed to include each of the various Schedules identifying all items of Equipment, all of which, when taken together, constitute one undivided Lease of the Equipment.

2.          DELIVERY OF EQUIPMENT; ACCEPTANCE. Lessor shall purchase the respective items of Equipment on or before the Commencement Date, as hereinafter defined, of each Schedule from vendors designated by Lessee, as provided in Schedule V, and Lessor agrees to turn over to Lessee all aspects of logistical control of vendor management with respect to the delivery and receipt of the Equipment to the Lessee (and/or Lessee’s designee) in preparation for deployment at the location specified in Section 10, and Lessee shall be responsible for ensuring the delivery and receipt of the Equipment in all respects. Lessee agrees to inspect the Equipment and to execute and deliver to Lessor an “Acknowledgment and Acceptance of Equipment by Lessee” notice, in a form suitable to Lessor, in Lessor’s sole reasonable determination, after the Equipment has been delivered to Lessee (and/or Lessee’s designee) and after Lessee is satisfied that the Equipment is satisfactory in every respect, in Lessee’s sole reasonable determination. Lessee expressly acknowledges that the Equipment is being leased to Lessee solely for commercial or business purposes and not for personal, family or household purposes. Lessee hereby authorizes Lessor to insert in the Schedules serial numbers or other identifying data with respect to the Equipment.

3.          INSTALLATION OF EQUIPMENT. Lessee agrees to have Lessee’s customization center(s) deliver the Equipment, at Lessee’s sole expense, to the location specified in Section 10, and to properly install, in accordance with manufacturer’s guidelines and any local state, county and/or city ordinance, the Equipment promptly upon delivery. If the Equipment fails to function properly when tested, Lessee agrees to take all necessary action(s), at its sole expense, to repair any Equipment failures or faults so that the Equipment is fully operational after installation.

4.          ASSIGNMENT BY LESSEE PROHIBITED. Without Lessor’s prior written consent, Lessee shall not (i) assign its interest in this Lease, (ii) pledge, encumber or otherwise transfer its interest in this Lease, (iii) sublease the Equipment (or any interest therein), (iv) cause or permit any lien to be placed upon the Equipment (or any interest therein), or (v) dispose of the Equipment.

EQUIPMENT LEASE AGREEMENT	Schedule V

5.          ASSIGNMENT BY LESSOR LIMITED. Lessor may not assign this Lease Agreement to any party other than its Senior Creditor, as hereinafter defined, without the written consent of Lessee. Subject to the foregoing, this Lease inures to the benefit of and is binding upon the successors in interest and/or permitted assigns of the Lessor.

6.          COMMENCEMENT; RENTAL PAYMENTS; TERM.

(a)    Commencement. This Lease shall commence on the Effective Date upon proper execution and deliver hereof by Lessor and Lessee.

(b)    Rental Payment. The “Monthly Rental Payment” with respect to each of the Schedules shall be paid in arears commencing on the first (1st) calendar day of the calendar month immediately following the third mensiversary of each “Commencement Date,” as respectively provided in each of the Schedules, in the amount per calendar month respectively set forth in the Schedules. The Monthly Rental Payment shall thereafter be made on each mensiversary of the respective initial Monthly Payment due date for the immediately following forty-seven (47) calendar months. Anything to the contrary provided in this Section 6(b) notwithstanding, the accelerated Lease payment obligations provided under that certain Second Amended and Restated Profit Share Agreement, dated effective as of December 12, 2024, by and among Lessee, Lessor and the several other ATFP parties (as may have been and/or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Profit Share Agreement”) (e.g., without exclusion, Section 2 thereof) shall control and take precedence over any deferred Monthly Rental Payment provisions provided herein.

(c)    Term. The term of this Lease (the “Term”) shall commence on the Effective Date and shall continue until the forty-eighth (48th) mensiversary of the first payment due for each Commencement Date set forth on the Schedules, subject to all renewal(s) of the Term provided under Section 6(d).

(d)    Term Extensions. Following the final calendar day of the Term, as provided under Section 6(c), the Term shall automatically be extended on a month-to-month basis unless and until (i) all Purchase Options have been exercised by Lessee, in accordance with Section 6(e), or (ii) this Lease is otherwise terminated Lessor, in accordance with Section 13; provided, however, that the Monthly Rental Payment for each such renewal period shall be reduced to One & 00/100 U.S. Dollars (U.S. $1.00).

(e)    Purchase Option. With respect to each Schedule of Equipment, once the Lessee has completed five (5) years of Profit sharing, in accordance with the Profit Share Agreement, Lessee may elect, at its sole option, to purchase the Equipment set forth on such Schedule (each, a “Purchase Option”) by paying to Lessor an amount equal to the greater of (i) a one-time payment that, when combined with the aggregate Profit share distributions made by Lessee under the Profit Share Agreement over and above the Monthly Rental Payments required under this Lease as of such date, is equal to the then fair market value, or (ii) a one-time payment equal to fifty percent (50%) of the aggregate of the Monthly Rental Payments (inclusive of any future modification thereto) for the Equipment set forth on such Schedule. Upon Lessee’s exercise of a Purchase Option, Lessor shall no longer have rights to any further Profit Share Distributions under the Profit Share Agreement with respect to such purchased Equipment.

7.          SECURITY DEPOSIT. Lessor hereby agrees to waive any requirement that Lessee place and/or maintain a security deposit for the Equipment.

8.          LIMITED PREARRANGED AMENDMENTS; SPECIFIC POWER OF ATTORNEY. Anything provided in this Lease to the contrary notwithstanding, in the event it is necessary to amend the terms of this Lease or the terms of any Schedule to reflect a change in one or more items of the Equipment, Lessee agrees that any such amendment shall be described in a letter from Lessor to Lessee, and unless, within fifteen (15) calendar days after the date of such letter, Lessee objects thereto in a writing delivered to Lessor, this Lease and any affected Schedules shall be deemed amended and such amendments shall be incorporated herein/therein as if originally set forth herein/therein. Further, Lessee authorizes Lessor or its designee to file a Uniform Commercial Code financing statement without Lessee’s signature, in form and content and from time to time as Lessor deems proper, in Lessor’s sole discretion, listing Lessee as debtor/lessee. Lessee further grants to Lessor a specific power of attorney for Lessor to sign, endorse or negotiate for Lessor’s benefit any instrument representing proceeds from any policy of insurance covering the Equipment, as more particularly provided under Section 14.

9.          LESSEE’S REPRESENTATION. Lessee represents that its exact legal name, state of formation, location of its chief executive office and/or its place of residence (as applicable) have been correctly identified herein to Lessor; further, Lessee hereby covenants and agrees to promptly notify Lessor of any change to any of the foregoing.

10.          USE; EQUIPMENT LOCATION. Lessee shall use the Equipment in a careful manner for its manufacturer-intended purposes, shall comply with all laws relating to its possession, use and maintenance, and shall not make any alterations, additions or improvements to the Equipment not contemplated under this Lease without Lessor’s prior written consent. The Equipment shall be kept at Lessee’s facility located at 5555 S. 129th E. Avenue, Tulsa, OK 74134 and shall not be removed without Lessor’s prior written consent.

11.          OWNERSHIP; PERSONALITY. The Equipment is, and shall remain, the property of Lessor, and Lessee shall have no right, title or interest therein or thereto except as expressly set forth in this Lease. The Equipment shall remain chattel property even though it may be installed in or attached to real property.

12.          SURRENDER. By this Lease, Lessee acquires no ownership rights in the Equipment, subject only to its future Purchase Option to purchase same. Upon the expiration or termination of any Schedules or this Lease, provided that Lessee has not exercised its Purchase Option, Lessor, at its expense, shall arrange for the removal of the equipment to include any disassembly, packing and preparation for shipping and shipping. In the event of any default pursuant to Section 20, Lessor shall make arrangements but Lessee shall pay, at its sole expense, including, without limitation, disassembly, packing, preparation for shipping, insuring and shipping, for the surrender and return the Equipment to Lessor, and Lessee shall, in such an event, be responsible for the Equipment until it is delivered to and accepted by Lessee.

13.          TERMINATION.

(a)    Following the one (1) year anniversary of the Effective Date, Lessee may, at its sole option, terminate this Lease by paying to Lessor an amount equal to (x) the sum of all remaining Monthly Rental Payments due under each Schedule to this Lease (through the initial “Schedule Expiration Date” set forth on each Schedule, respectively), plus (y) a “Termination Fee” that, when added together with the sum of all Monthly Rental Payments paid to Lessor under all of the Schedules to this Lease, produces a twenty-two and (1/2) percent (22.5%) internal rate of return to Lessor through the date on which such Termination Fee is paid. For clarity and the avoidance of doubt, the extended internal rate of return calculation (“XIRR”) shall be used for the internal rate of return calculation required under this Section 13(a); XIRR is a financial metric that calculates the annualized rate of return for investments with irregular cash flows, as such, it is the same calculation that Microsoft Excel uses within its XIRR function.

(b)    At the expiration of the Term, as may be duly extended pursuant to Section 6(d) and provided Lessee declines to affect the entirety of its then available Purchase Options in accordance with Section 6(e), Lessor may provide notice to Lessor of its intent to terminate this Lease. Thereafter, Lessee shall make arrangements, at its sole expense, including, without limitation, disassembly, packing, preparation for shipping, insuring and shipping, to surrender and return the Equipment to Lessor, and Lessee shall, in such an event, be responsible for the Equipment until it is delivered to and accepted by Lessee.

(c)    Anything contained in this Section 13 to the contrary notwithstanding, the Parties may agree, in writing, (i) that, at the expiration of the Term, this Lease may be continued on such terms as the Parties may hereafter agree, or (ii) that this Lease shall be terminated prior to the expiration of the Term.

14.          LOSS AND DAMAGE; INSURANCE.

(a)    Property Insurance. Lessee shall bear the entire risk of loss, theft, damage or destruction of the Equipment from any cause whatsoever. Lessee shall provide and maintain insurance policy(ies) against loss, theft, damage or destruction of the Equipment in an amount not less than the full replacement value of the Equipment, under which Lessor shall be named as the primary loss payee under each such policy’s loss payee endorsement. For the avoidance of doubt, any such loss does not relieve Lessee of any obligation under this Lease. In the event of damage to or loss of any item of Equipment, Lessee shall immediately notify Lessor, in writing. Lessee shall have five (5) business day following such event of damage or loss to either repair or, if the Equipment is not repairable, replace the damaged Equipment at Lessee’s sole expense. If insurance proceeds are used to fully comply with the Lessee’s obligations under this Lease, any balance of any such proceeds shall thence go to Lessee upon satisfaction if full of such Lessee obligations.

(b)    Liability Insurance. Lessee shall also provide and maintain comprehensive general all-risk liability insurance, including, without limitation, product liability coverage, insuring Lessee, and Lessor as an additional insured with a severability of interest endorsement or its equivalent, against any and all loss or liability for damages either to persons or otherwise, which might result from or happen in connection with the condition, use or operation of the Equipment, with such limits and with an insurer as are satisfactory to Lessor, in Lessor’s sole reasonable opinion. Each such policy shall expressly provide that said insurance as to Lessee and its assigns shall not be invalidated by any act, omission or neglect of Lessor and cannot be canceled without thirty (30) days’ prior written notice to Lessor.

(c)    Certificates of Insurance; Force Placement. As to each policy required under this Section 14, Lessee shall furnish to Lessor a certificate of insurance from the insurer, which certificate shall evidence the insurance coverage required by this Section 14 and shall designate Lessor as loss payee and/or additional insured, as applicable. Lessor shall have no obligation to ascertain the existence or adequacy of insurance, or to provide any insurance coverage for the Equipment or for Lessee’s benefit. Lessor’s lack of insistence on Lessee’s compliance with this Section 14(c), with respect to providing such certificates to Lessor, shall not relieve Lessor of its obligations under this Section 14. If Lessee fails to procure or maintain said insurance, Lessor shall have the right, but shall not be obligated, to affect such insurance. If Lessor makes such insurance payment, it shall notify Lessee of such payment, and Lessee shall repay to Lessor the amount thereof with thirty (30) calendar days after such notice is provided to Lessee or interest at a rate of eighteen percent (18%) per annum shall begin accruing on such amounts until paid in full by Lessee, and Lessee shall further owe to Lessor such additional amounts under this Lease.

15.          LIENS; TAXES. Except for its first-position lienholder (the “Senior Creditor”), if any, Lessor shall keep the Equipment free and clear of all levies, liens and encumbrances; provided, however, that Lessee shall be responsible for timely payment of all taxes and fees (local, state and federal) that may now or hereafter be placed on the leasing, rental, sale, possession or use of the Equipment, including, all taxes on or measured by Lessee’s net income. Lessee shall pay any chattel/personal property tax owed on the Equipment. If Lessor is billed for such charges or taxes or if Lessee fails to pay such charges or taxes, Lessor may, in its sole discretion, make payment in respect thereof. If Lessor makes such tax payment, it shall notify Lessee of such payment, and Lessee shall repay to Lessor the amount thereof with thirty (30) calendar days after such notice is provided to Lessee or interest at a rate of eighteen percent (18%) per annum shall begin accruing on such amounts until paid in full by Lessee, and Lessee shall further owe to Lessor such additional amounts under this Lease.

16.          INDEMNITY. Lessee shall indemnify Lessor against any claims, actions, damages or liabilities, including, without limitation, all attorneys’ fees, arising out of or connected with its transportation and use of, and/or lease interest in the Equipment. Such indemnification shall survive the expiration, cancellation or termination of this Lease. Lessee waives any immunity Lessee may have under any industrial insurance act with regard to its indemnification obligation hereunder.

17.          GUARANTY. THE CLOUD MINDERS, INC., a Delaware profit corporation (the “Guarantor”), does hereby absolutely, unconditionally and irrevocably guarantee to Lessor, as if the Guarantor was the Lessee, the full, faithful and prompt performance of all obligations imposed on Lessee by the terms of this Lease, including, without limitation, (i) payment of any and all Monthly Rent Payments and other amounts whatsoever payable by Lessee under this Lease and/or the Profit Share Agreement, and (ii) performance and observance of all the covenants, terms, conditions and agreements of this Lease and the Profit Share Agreement to be performed and observed by Lessee hereunder and/or thereunder. The guaranty created hereby shall be enforceable by Lessor in an action against Guarantor without the necessity of any suit, action or proceeding by Lessor of any kind or nature whatsoever against Lessee or other co-guarantor, if any, without the necessity of any notice to Guarantor of Lessee’s default or breach under this Lease or the Profit Share Agreement, and without the necessity of any other notice or demand to Guarantor to which Guarantor might otherwise be entitled, all of which notice Guarantor hereby expressly waives. Guarantor hereby agrees that the validity of the guaranty created hereby and the obligations of Guarantor hereunder shall not be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Lessor against Lessor or other co-guarantor, if any, any of the rights or remedies reserved to Lessor pursuant to the provisions of this Lease or the Profit Share Agreement, or any other remedy or right that Lessee may have at law or in equity or otherwise. The obligations of Guarantor hereunder shall in no way be affected, modified or diminished by reasons of any assignment, renewal, modification or extension of this Lease or the Profit Share Agreement, none of which shall require the permission of Guarantor. All of Lender's rights and remedies under this Lease (including the guaranty created hereby) or the Profit Share Agreement are intended to be distinct, separate and cumulative, and no such right or remedy herein or therein is intended to be the exclusion of or a waiver of any other.

18.          SERVICE CHARGES. Lessor agrees that the Equipment is leased without any additional service charges or fees, unless otherwise expressly set forth in this Lease.

19.          TIME OF ESSENCE. Time is of the essence with respect to each provision of this Lease, and this provision shall not be impliedly waived by the acceptance on occasion of late or defective performance, as more particularly provided, without exclusion, under Section 25.

20.          DEFAULT. Lessee shall be in default of this Lease if:

(a)    Lessee fails to perform, keep and/or observe any of the obligations, covenants, terms, conditions and agreements of this Lease (including each and every Schedule attached hereto) to be performed, kept and/or observed by Lessee under this Lease, and such failure shall continue for a period of ten (10) calendar days;

(b)    the Equipment, or any part thereof, shall be subject to any lien, levy, seizure, assignment, transfer, bulk transfer, encumbrance, application, attachment, execution, sublease or sale, without prior written consent of Lessor; and/or

(c)    Lessee fails to perform, keep and/or observe any of the obligations, covenants, terms, conditions and agreements of the Profit Share Agreement, as incorporated herein by reference thereto, to be performed, kept and/or observed by Lessee under said agreements, and such failure shall continue for a period of ten (10) calendar days.

21.          REMEDIES. No right or remedy conferred upon or reserved to Lessor is exclusive of any other right or remedy herein, by law or by equity, each as provided or permitted, but each shall be cumulative of every other right or remedy provided herein or by law, by equity, by statute or otherwise, whether now existing or hereafter arising, and may be enforced concurrently therewith or from time to time. No single or partial exercise by Lessor of any such right(s) or remedy(ies) shall preclude any other or further exercise of any other right(s) or remedy(ies). If Lessee is in default, Lessor, with or without notice to Lessee, shall have the right to exercise any one or more of the following remedies, concurrently or separately, and without any election of remedies being deemed to have been made:

(a)    Lessor may seek an injunction or other equitable relief; and/or

(b)    Lessor may recover from Lessee (and/or Guarantor) direct, incidental, consequential and/or special damages, plus any and all reasonable costs incurred in respect of the enforcement of such remedy(ies), including, without limitation, attorneys’ fees.

22.          NOTICES. Each and every notice required or permitted to be given under this Agreement must be given in writing, and shall be deemed given when (i) personally delivered, (ii) on the third (3rd) business day after mailing by USPS registered or certified mail, postage prepaid, with return receipt requested, (iii) on the immediately following business day after deposit with any nationally recognized overnight courier (e.g., without limitation, FedEx or UPS), or (iv) on the immediately following business day after being sent via electronic mail (unless receipt thereof is sooner acknowledge by the recipient via reply email). Notice to any party hereto is valid if sent to it at such party’s address (mailing or electronic mail, as applicable) set forth on the signature page hereof; provided, that, each party hereto may change its address for notice hereunder by giving written notice to the other party hereto in accordance with the provisions of this Section 22. Any notice made to Guarantor in respect of this Lease shall be made to Lessee in accordance with this Section 22, and Lessee hereby agrees to accept such notice on behalf of Guarantor and promptly deliver the same to Guarantor.

23.          SEVERABILITY. If any provision of this Lease is held by a court of competent jurisdiction to be invalid or unenforceable, for any reason, the remaining provisions hereof shall continue to be valid and enforceable to the maximum extent permitted under applicable laws. Further, if any court of competent jurisdiction finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written as so limited, shall thereafter be construed and enforced as such.

24.          NEUTRAL INTERPRETATION. Any rule of law or legal decision that would require interpretation of any ambiguities in this Lease against a particular party hereto is not applicable to this Lease and is hereby expressly waived. The provisions of this Lease shall be interpreted in a reasonable, neutral manner to affect the intentions of the parties hereto and the purposes of this Lease.

25.          ENTIRE AGREEMENT; AMENDMENT. This Lease is intended to constitute a valid and enforceable legal instrument. This Lease, together with the Schedules and each agreement and/or other attachment incorporated herein by reference, constitutes the entire agreement between Lessor and Lessee with respect to the Equipment and the subject matter of this Lease. No provision of this Lease shall be amended unless in writing signed by a duly authorized representative of Lessor and Lessee.

26.          WAIVER. Lessor’s failure, entirely or from time to time, to insist on compliance or enforcement of any provision of this Lease shall not affect its validity or enforceability or constitute a waiver, by Lessor, of future enforcement of that provision or of any other provision of this Lease at a later time.

27.          CHOICE OF LAW; JURISDICTION. This Lease shall not be effective until signed by Lessor at its offices in Marietta, Georgia. This Lease shall be considered to have been made in the state of Georgia and shall be interpreted under and construed in accordance with the laws and regulations of the state of Georgia, without respect to its conflict of law principles. Lessee agrees to jurisdiction in the state of Georgia in any action, suit or proceeding arising out of this Lease, and concedes that it transacted business in the state of Georgia by entering into this Lease. In the event of legal action to enforce this Lease, Lessee agrees that venue may be laid in either Cobb or Fulton County, Georgia, as elected by Lessor, and waives any and all defenses in respect of and hereby agrees not to contest choice of law, jurisdiction and venue provisions of this Section 27.

28.          EXECUTION; EFFECTIVENESS. This Lease may be executed in any number of, and by different parties hereto on, separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall collectively constitute one and the same agreement. Any signature delivered by a party hereto to the other party hereto via facsimile, electronic mail or similar electronic transmission shall be deemed to be an original signature hereto. Further, in accordance with the federal Electronic Signatures in Global and National Commerce Act (the “E-SIGN Act”), 15 U.S.C.A. §§ 7001-7031 (Supp. 2001), this Lease may be executed electronically or digitally and, in such event, shall serve as a binding original as if executed by hand.

[THIS SPACE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, each of the undersigned, first intending to be legally bound, has duly executed and delivered this Agreement as of the Effective Date.

Lessor:

ATFP CLOUD SPV III, LP

By FLUENT ATFP, LLC, its General Partner

By:/s/ Patrick Gahan

Patrick Gahan, Manager

Address for notice hereunder:	3600 Dallas Hwy #230-350, Marietta, GA 30064;
	Attn:	Patrick Gahan
E-mail address for notice hereunder:

Lessee:

TCM CLOUD 1, LLC

By: THE COULD MINDERS, INC., its Manager

By: /s/ Ian Gerard                            [Corporate Seal]

Ian Gerard, Director & CEO

Address for notice hereunder:	185 Faro Court, Unit 2, Shepherdsville
Kentucky 40165;
	Attn:	Ian Gerard
E-mail address for notice hereunder:

Acknowledged and agreed to by Guarantor

THE CLOUD MINDERS, INC.

By:/s/ Ian Gerard                            [Corporate Seal]

Ian Gerard, Director & CEO